Exhibit (d)(3)

PORTFOLIO MANAGEMENT AGREEMENT

Allianz Funds Multi-Strategy Trust

This Portfolio Management Agreement is executed as of March 28, 2008 by and between RCM CAPITAL MANAGEMENT LLC, a Delaware limited liability company (the “Sub-Adviser”), and ALLIANZ GLOBAL INVESTORS ADVISORY GMBH, a Gesellschaft mit beschraenkter Haftung organized under the laws of the Federal Republic of Germany (the “Portfolio Manager”).

WITNESSETH:

That in consideration of the mutual covenants herein contained, it is agreed as follows:

1.	SERVICES TO BE RENDERED BY THE PORTFOLIO MANAGER TO THE TRUST.

(a) Subject always to the direction and oversight of the Trustees of Allianz Funds Multi-Strategy Trust (the “Trust”), a Massachusetts business trust, the Sub-Adviser and Allianz Global Investors Fund Management LLC (the “Manager”), the Portfolio Manager, at its expense, will furnish continuously an investment program for each series of the Trust identified from time to time on Schedule A to this Agreement (each a “Fund” and together “Funds”) and will make all related investment decisions on behalf of the Funds and place all orders for the purchase and sale of portfolio securities and other investments. In the performance of its duties, the Portfolio Manager (1) will comply with the provisions of the Trust’s Agreement and Declaration of Trust and Bylaws, including any amendments or restatements thereto (upon receipt of such amendments or restatements by the Portfolio Manager), and the investment objectives, policies and restrictions of each Fund as set forth in its current Prospectus(es) and Statement of Additional Information (copies of which will be supplied by the Manager to the Portfolio Manager upon filing with the Securities and Exchange Commission (the “SEC”)), (2) will use its best efforts to safeguard and promote the welfare of each Fund and (3) will comply with other policies that the Trustees, the Sub-Adviser or the Manager, as the case may be, may from time to time determine as promptly as practicable after such policies have been communicated to the Portfolio Manager in writing. The Portfolio Manager and the Sub-Adviser shall each make its officers and employees available to the other, as well as to the Manager, from time to time at reasonable times to review the investment policies of each Fund and to consult with each other, any other sub-adviser(s) to the Funds and the Manager regarding the investment affairs of each Fund.

(b) Subject to the oversight of the Sub-Adviser and such written compliance or other operating policies and procedures and/or written understandings established by the Sub-Adviser and the Portfolio Manager (the “Operating Guidelines”), a copy of each of which (including any amendments) shall be delivered to the Manager, the Portfolio Manager shall be responsible for daily monitoring of the investment activities and portfolio holdings of each Fund’s portfolio in connection with such Fund’s compliance with its investment objectives, policies and restrictions, as set forth in such Fund’s current Prospectus(es) and Statement of Additional Information. The Portfolio Manager shall also cooperate with and provide sufficient information to the Sub-Adviser to assist the Sub-Adviser in its monitoring of the investment activities and portfolio holdings of each Fund in connection with the Fund’s overall compliance with the Investment Company Act of 1940, as amended from time to time, and the rules and regulations thereunder (the “1940 Act”), each Fund’s compliance with the investment objectives, policies and restrictions of such Fund as set forth in its current Prospectus(es) and Statement of Additional Information, and each Fund’s satisfaction of quarterly diversification requirements for qualification as a regulated investment company under the Internal Revenue Code of 1986, as amended from time to time, and the rules and regulations thereunder. Notwithstanding the investment discretion delegated to the Portfolio Manager in paragraph (a) of this Section, the Portfolio Manager shall act on any instructions of the Sub-Adviser or the Manager with respect to the investment activities of each Fund to ensure the Funds’ compliance with the foregoing.

It is understood that, pursuant to the Operating Guidelines, the Sub-Adviser may assume primary or other responsibility for services and obligations described in this Agreement.

(c) The Portfolio Manager, at its expense, will furnish (i) all necessary investment and management facilities, including salaries of personnel, required for it to execute its duties hereunder faithfully and (ii) administrative facilities, including bookkeeping, clerical personnel and equipment necessary for the efficient conduct of the investment affairs of the Funds, including verification and oversight of the pricing of the portfolio securities and other instruments comprising each Fund’s portfolio (but excluding determination of net asset value and shareholder accounting services).

(d) In the selection of brokers or dealers and the placing of orders for the purchase and sale of portfolio investments for each Fund, the Portfolio Manager shall use its best efforts to obtain for each Fund the most favorable price and execution available, except to the extent it may be permitted to pay higher brokerage commissions for brokerage and research services as described below. In using its best efforts to obtain for each Fund the most favorable price and execution available, the Portfolio Manager, bearing in mind such Fund’s best interests at all times, shall consider all factors it deems relevant, including, by way of illustration, price, the size of the transaction, the nature of the market for the security, the amount of the commission, the timing of the transaction taking into account market prices and trends, the reputation, experience and financial stability of the broker or dealer involved and the quality of service rendered by the broker or dealer in other transactions. Subject to such policies as the Trustees of the Trust may determine and communicate to the Portfolio Manager (directly or indirectly through the Manager or the Sub-Adviser) in writing, the Portfolio Manager shall not be deemed to have acted unlawfully or to have breached any duty created by this Agreement or otherwise solely by reason of its having caused a Fund to pay a broker or dealer that provides brokerage and research services to the Portfolio Manager or its affiliates an amount of commission for effecting a portfolio investment transaction in excess of the amount of commission another broker or dealer would have charged for effecting that transaction, if the Portfolio Manager determines in good faith that such amount of commission was reasonable in relation to the value of the brokerage and research services provided by such broker or dealer, viewed in terms of either that particular transaction or the Portfolio Manager’s overall responsibilities with respect to such Fund and to other clients of the Portfolio Manager and its affiliates as to which the Portfolio Manager and its affiliates exercise investment discretion. It is agreed that any entity or person associated with the Portfolio Manager or its affiliates that is a member of a national securities exchange is expressly authorized to effect any transaction on such exchange for the account of each Fund that is permitted by Section 11(a) of the Securities Exchange Act of 1934 and the rules and regulations thereunder, as amended from time to time (the “1934 Act”).

(e) The Portfolio Manager shall not be obligated to pay any expenses of or for the Funds, the Manager or the Sub-Adviser not expressly assumed by the Portfolio Manager pursuant to this Section 1.

2.	OTHER AGREEMENTS, ETC.

It is understood that any of the shareholders, Trustees, officers and employees of the Trust may be a shareholder, member, director, officer or employee of, or be otherwise interested in, the Portfolio Manager, and in any person controlled by or under common control with the Portfolio Manager, and that the Portfolio Manager and any person controlled by or under common control with the Portfolio Manager may have an interest in the Trust. It is also understood that the Portfolio Manager and persons controlled by or under common control with the Portfolio Manager have and may have advisory, management service or other contracts with other organizations and persons, and may have other interests and businesses.

3.	COMPENSATION TO BE PAID BY THE SUB-ADVISER TO THE PORTFOLIO MANAGER.

The Sub-Adviser will pay the Portfolio Manager as compensation for the Portfolio Manager’s services rendered, for the facilities furnished and for the expenses borne by the Portfolio Manager pursuant to Section 1, a fee for each Fund, based on the applicable Fund’s average daily net assets, computed and paid monthly at the annual rates set forth on Schedule A attached hereto.

For purposes of this Section 3, “average daily net assets” means the average of all of the determinations of a Fund’s net asset value at the close of business on each business day during each month while this Agreement is in effect. Such fee shall be payable for each month within fifteen (15) business days after the end of such month. If the Portfolio Manager shall serve for less than the whole of a month, the foregoing compensation shall be prorated.

In the event that the Portfolio Manager has agreed to a fee waiver arrangement with the Sub-Adviser on behalf of a Fund, subject to such terms and conditions as the Sub-Adviser and the Portfolio Manager may set forth in such agreement, the compensation due the Portfolio Manager with respect to such Fund hereunder shall be reduced to the extent required by such fee waiver arrangement.

4.	ASSIGNMENT TERMINATES THIS AGREEMENT; AMENDMENTS OF THIS AGREEMENT.

This Agreement shall automatically terminate with respect to a Fund or Funds, without the payment of any penalty, in the event of its assignment with respect to such Fund(s), or in the event that the Investment Management Agreement between the Manager and the Trust shall have terminated with respect to such Fund(s) for any reason, or in the event the Sub-Advisory Agreement between the Manager and the Sub-Adviser shall have terminated with respect to such Fund(s) for any reason; and this Agreement shall not be materially amended as to a Fund unless such amendment is approved by the affirmative vote of a majority of the outstanding shares of the Fund (except if such shareholder approval is not required by the 1940 Act, giving effect to any interpretations of or exemptive relief granted by the SEC and/or its Staff), and by the vote, cast in person at a meeting called for the purpose of voting on such approval, of a majority of the Trustees of the Trust who are not interested persons of the Fund or of the Manager, the Sub-Adviser or the Portfolio Manager.

5.	EFFECTIVE PERIOD AND TERMINATION OF THIS AGREEMENT.

This Agreement shall become effective upon its execution, and shall remain in full force and effect as to each Fund continuously thereafter (unless terminated automatically as set forth in Section 4) until terminated as follows:

(a) The Trust may at any time terminate this Agreement as to any Fund by written notice delivered or mailed by registered mail, postage prepaid, to the Sub-Adviser, the Portfolio Manager and the Manager, or

(b) If (i) the Trustees of the Trust or the shareholders by the affirmative vote of a majority of the outstanding shares of a Fund, and (ii) a majority of the Trustees of the Trust who are not interested persons of the Fund or of the Sub-Adviser or of the Portfolio Manager, by vote cast in person at a meeting called for the purpose of voting on such approval, do not specifically approve at least annually the continuance of this Agreement with respect to such Fund, then this Agreement shall automatically terminate with respect to such Fund at the close of business on the second anniversary of its execution, or upon the expiration of one year from the effective date of the last such continuance, whichever is later; provided, however, that if the continuance of this Agreement is submitted to the shareholders of such Fund for their approval and such shareholders fail to approve such continuance of this Agreement as provided herein, the Portfolio Manager may continue to serve hereunder in a manner consistent with the 1940 Act, or

(c) The Sub-Adviser may at any time terminate this Agreement as to any Fund by 60 days’ written notice delivered or mailed by registered mail, postage prepaid, to the Portfolio Manager and the Manager, and the Portfolio Manager may at any time terminate this Agreement as to any Fund by 60 days’ written notice delivered or mailed by registered mail, postage prepaid, to the Sub-Adviser and the Manager.

Action by the Trust under (a) above may be taken either (i) by vote of a majority of the Trustees, or (ii) by the affirmative vote of a majority of the outstanding shares of the particular Fund. Termination of this Agreement with respect to one Fund does not terminate this Agreement with respect to any other Fund.

Termination of this Agreement pursuant to this Section 5 shall be without the payment of any penalty.

6.	CERTAIN INFORMATION.

The Portfolio Manager shall promptly notify the Sub-Adviser and the Manager in writing of the occurrence of any of the following events: (a) the Portfolio Manager shall fail to be registered as an investment adviser under the Investment Advisers Act of 1940, as amended from time to time, (b) the Portfolio Manager shall have been served or otherwise have notice of any action, suit, proceeding, inquiry or investigation, at law or in equity, before or by any court, public board or body, involving the affairs of the Trust, (c) there is a change in control of the Portfolio Manager or any parent of the Portfolio Manager within the meaning of the 1940 Act, or (d) there is a material adverse change in the business or financial position of the Portfolio Manager.

7.	CERTAIN DEFINITIONS.

For the purposes of this Agreement, the “affirmative vote of a majority of the outstanding shares” of a Fund means the affirmative vote, at a duly called and held meeting of shareholders, (a) of the holders of 67% or more of the outstanding voting securities of such Fund present (in person or by proxy) and entitled to vote at such meeting, if the holders of more than 50% of the outstanding voting securities of such Fund entitled to vote at such meeting are present in person or by proxy, or (b) of the holders of more than 50% of the outstanding voting securities of such Fund, as the case may be, entitled to vote at such meeting, whichever is less.

For the purposes of this Agreement, the terms “affiliated person,” “control,” “interested person” and “assignment” shall have their respective meanings defined in the 1940 Act, giving effect to any interpretations of or exemptive relief granted by the SEC and/or its Staff; the term “specifically approve at least annually” shall be construed in a manner consistent with the 1940 Act, the rules and regulations thereunder and related interpretations of the “SEC” and/or its Staff; and the term “brokerage and research services” shall have the meaning given in the 1934 Act, the rules and regulations thereunder and related interpretations of the SEC and/or its Staff.

8.	NONLIABILITY OF PORTFOLIO MANAGER.

Notwithstanding any other provisions of this Agreement, in the absence of willful misfeasance, bad faith or gross negligence on the part of the Portfolio Manager, or reckless disregard of its obligations and duties hereunder, the Portfolio Manager, including its officers, directors, members and partners, shall not be subject to any liability to the Sub-Adviser, to the Manager, to the Trust, or to any shareholder, officer, director, partner or Trustee thereof, for any act or omission in the course of, or connected with, rendering services hereunder.

9.	EXERCISE OF VOTING AND OTHER RIGHTS.

Except with the agreement (which may be evidenced by resolution) or on the specific instructions of the Trustees of the Trust, the Sub-Adviser or the Manager, the Portfolio Manager shall not exercise or procure the exercise of any voting right attaching to investments of the Trust or any Fund, and shall not exercise or procure the exercise of any rights of the Trust with respect to any class action proceedings or other legal action concerning investments of the Funds.

10.	COUNTERPARTS.

This Agreement may be signed in one or more counterparts, each of which shall be deemed to be an original.

IN WITNESS WHEREOF, RCM CAPITAL MANAGEMENT LLC and ALLIANZ GLOBAL INVESTORS ADVISORY GMBH have each caused this instrument to be signed on its behalf by its duly authorized representative, all as of the day and year first written above.

RCM CAPITAL MANAGEMENT LLC		ALLIANZ GLOBAL INVESTORS ADVISORY GMBH

By:	/s/ Robert J. Goldstein	By:	/s/ Peter Vogel
Name:	Robert J. Goldstein	Name:	Peter Vogel
Title:	Chief Operating Officer	Title:	Managing Director

Accepted and agreed to as of the
day and year first written above:

ALLIANZ GLOBAL INVESTORS FUND MANAGEMENT LLC

By:	/s/ Andrew Meyers
Name:	Andrew Meyers
Title:	Managing Director

Portfolio Management Agreement

Schedule A to

Portfolio Management Agreement

Fund	Annual Fee Rate (stated as a percentage of the Fund’s average daily net assets)	Effective Date
Allianz RCM Global Water Fund	0.4266%	03/31/2008
Allianz RCM Global EcoTrendsSM Fund	0.4266%	03/31/2008

Portfolio Management Agreement